Exhibit (10)(tt)

MISSISSIPPI VALLEY BANCSHARES, INC.

1991 STOCK OPTION PLAN (FIVE-YEAR OPTIONS)

As Amended Through 4/19/00;

As further amended on October 19, 2006

1. Purpose of Plan: The purpose of this 1991 Stock Option Plan (Five-Year Options) (the “Plan”) is to aid Mississippi Valley Bancshares, Inc. (the “Company”) and its subsidiaries in securing and retaining officers by making it possible to offer them an increased incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company (including its subsidiaries) and increase their efforts for its welfare.

2. Granting of Options: The Compensation and Employee Benefits Committee (“Committee”) of the Company’s Board of Directors (“Board”) may from time to time grant options to purchase shares of the Company’s common stock (“Stock”) to officers of the Company or any of its subsidiaries pursuant to this Plan. In granting options, the Committee may consider the recommendations of the Company’s Chairman and the chief executive officers of the Company’s subsidiaries. No member of the Committee shall be eligible to participate in the decision to grant options under this Plan if such member has been granted or awarded equity securities of the Company under this Plan or any other plan of the Company during the one year before the commencement of such member’s service on the Committee or during such service.

The total number of Shares that may be optioned under the Plan from time to time is 1,640,000 less the number of shares subject to outstanding or exercised options under the Company’s 1988 Stock Option Plan (Five-Year Options). Shares optioned may consist, in whole or part, of unissued Shares or reacquired Shares. If any Shares that have been optioned cease to be subject to option, they may again be optioned under the Plan and for the purpose of this Section 2 shall not be considered as having been theretofore optioned. The foregoing number of Shares may be increased or decreased by events stated in Section 4.

No option may be granted under the Plan before the date on which this Plan is adopted by the Board or after December 31, 2009, unless this Plan is extended, but options theretofore granted may extend beyond that date. No option holder (“Participant”) shall have any rights of a stockholder as to Shares under option until such Shares shall have been issued to the Participant upon due exercise of the option

3. Terms of Options. The terms of each option granted under the Plan shall be as determined from time to time by the Committee, consistent however, with the following:

(a) The option price shall be not less than the last sale price of the Stock as reported on the NASDAQ National Market System on the date the option is granted. Payment in full in cash shall be made for all Shares purchased.

(b) No option shall be exercisable after five years from the date it is granted, except as provided in subparagraph (e).

(c) Each option shall be for a maximum of 15,000 Shares and shall not vest earlier than at the rate of 25% of the total number of Shares subject to the option for each full year elapsed since the date the option is granted, subject to acceleration in the event of a change in control of the Company.

(d) The option shall not be transferable by the Participant otherwise than by will or by laws of decent and distribution, and except as provided in subparagraph (e) the option shall be exercisable only by the Participant and only during the period of the Participant’s employment by the Company or any of its subsidiaries.

(e) In the event of the death of the Participant or the termination of the Participant’s employment by reason of disability or incapacity, then to the extent that the Option was vested and exercisable on the date of the Participant’s death or of such termination of employment, it may be exercised by the Participant’s personal representative, conservator (if any) or guardian (if any), respectively, for a period of ninety days following the date of the Participant’s death or of such termination of employment.

(f) The option agreements authorized under the Plan shall contain such other provisions and restrictions as the Committee shall deem advisable.

(g) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any of its business or assets.

4. Stock Adjustment: In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), the number of Shares (i) reserved under the Plan, (ii) for which options may be granted to an individual Participant, and (iii) covered by outstanding options denominated in stock, (b) the stock prices related to outstanding options; and (c) the appropriate fair market value and other price determinations for such options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume options, whether or not in a transaction to which Section 424(a) of the Internal Revenue Code of 1986, as amended from time to time (“Code”), applies, by means of substitution of new options for previously issued awards or an assumption of previously issued awards. All adjustments under this Section 4 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 4 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

5. Administration of Plan: The Committee shall have the power to interpret the Plan, and to make rules for carrying it out. It shall have no power (without the consent of the Participant) to change the terms and conditions of any option except to the extent, if any, provided in such option. The Board or the Executive Committee of the Board may amend, suspend or terminate the Plan at any time. No such amendment, suspension or termination shall affect options then in effect without the consent of the Participant.

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